Exhibit 5.1

December 9, 2024

CytoSorbents Corporation 305 College Road East Princeton, NJ 08540

Ladies and Gentlemen:

We have acted as counsel to CytoSorbents Corporation, a Delaware corporation (the “Company”), in connection with the distribution and offer to holders of record of the Company’s common stock, par value $0.001 per share (the “Common Stock”) and certain eligible warrantholders, non-transferable subscription right warrants (the “Subscription Rights”) to purchase an aggregate of up to 6,250,000 units (the “Units”), each whole Unit consisting of one share of Common Stock, one Series A right warrant to purchase one share of Common Stock (the “Series A Right Warrant”), and one Series B right warrant to purchase one share of Common Stock (the “Series B Right Warrant” and, together with the Series A Right Warrant, the “Right Warrants”), pursuant to the Subscription Agent Agreement (the “Subscription Agent Agreement”), dated as of December 9, 2024, by and between the Company and Equiniti Trust Company, LLC, as subscription agent (the “Agent”) and the Dealer-Manager Agreement (the “Dealer-Manager Agreement”), dated as of December 9, 2024, by and between the Company and Moody Capital Solutions, Inc. (the “Dealer Manager”).

In connection with this opinion letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the (i) Registration Statement on Form S-3 (File No. 333-281062) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”), which was declared effective on September 30, 2024, the Prospectus Supplement, dated December 9, 2024 (the “Prospectus Supplement”) and the accompanying base prospectus (the “Base Prospectus”, and as supplemented by the Prospectus Supplement, the “Prospectus”), (ii) Second Amended and Restated Certificate of Incorporation of the Company, (iii) the Amended and Restated Bylaws of the Company, (iv) the Subscription Agent Agreement, and (v) the Dealer-Manager Agreement and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein. As to questions of fact material to the opinions expressed herein, we have relied upon representations and certifications of officers of the Company and appropriate public officials without independent verification of such matters except as otherwise described herein.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

Based on the foregoing and subject to the qualifications set forth herein, we are of the opinion that:

1.	the Subscription Rights have been duly authorized and, when issued in the manner contemplated by the Prospectus will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles;

Morgan, Lewis & Bockius llp

101 Park Avenue New York, NY 10178-0060	+1.212.309.6000
United States	+1.212.309.6001

CytoSorbents Corporation

December 9, 2024

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2.	the Common Stock comprising the Units, when issued and delivered by the Company upon exercise of the Subscription Rights in accordance with the terms thereof, will be validly issued, fully paid and non-assessable;

3.	the Right Warrants have been duly authorized and, when issued and delivered by the Company upon exercise of the Subscription Rights in accordance with the terms thereof, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles; and

4.	the Common Stock underlying the Right Warrants, when issued and delivered upon exercise of the Right Warrants in accordance with the terms thereof, will be validly issued, fully paid and non-assessable.

We assume for purposes of this opinion that (i) the Agent is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) the Agent is duly qualified to engage in the activities contemplated by the Subscription Agreement, (iii) the Agent is in compliance, generally and with respect to acting as an Agent under the Subscription Agreement, with all applicable laws and regulations, (iv) the Dealer Manager has the requisite organizational and legal power and authority to perform its obligations under the Dealer-Manager Agreement and (v) that the Dealer-Manager Agreement will be a valid, binding and enforceable obligation of the Dealer Manager.

This opinion is limited solely to the Delaware General Corporation Law without regard to choice of law, to the extent that the same may apply to or govern the transactions contemplated by the Registration Statement. We express no opinion as to the effect of events occurring, circumstances arising, or changes of law becoming effective or occurring, after the date hereof on the matters addressed in this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the document that forms a part of such Registration Statement. In giving such consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ MORGAN, LEWIS & BOCKIUS LLP